Raser Technologies Hires New Chief Financial Officer

PROVO, Utah, (BUSINESS WIRE) Monday, August 1, 2004 Raser Technologies, Inc. OTC:BB RSTG (the "Company") announces that it has selected Mr. William Dwyer as its Chief Financial Officer, effective today. Mr. Dwyer will replace the Company's current Chief Financial Officer, Mr. Thomas Bailey, who will formally retire to pursue personal endeavors at the end of 2004. "My retirement comes at a most exciting time for Raser. However, I look forward to working with Bill over the next few months through the transition. Bill is a highly capable CFO who is well-positioned to address the financial reporting, compliance, and other management opportunities of the Company," stated Mr. Bailey.

Mr. Dwyer brings to Raser a wealth of experience as a Senior Finance Executive. Dwyer most recently served as CFO for Allegheny Ludlum, a company with approximately $1.6B in annual revenues and 4,500 employees, which provides metallic materials to the aerospace, power generation, automotive and commercial markets from 17 locations in 4 countries. Dwyer previously served as CFO for Alcoa Fastening Systems; a Los Angeles based group, with $750M in sales and 5,500 employees serving aerospace and commercial transportation markets with 30 locations in 11 countries. As CFO for Alcoa Fastening Systems, Dwyer led the integration of Finance, Procurement, Information Technology and Human Resources and facilitated the consolidation of R&D, Manufacturing, and Sales worldwide. In addition to Finance, Dwyer also has extensive experience in Information Technology and Procurement in his 20+ year career.

Raser Technologies' President, John Ritter stated, "We are extremely pleased to add Mr. Dwyer to our executive team. Bill's global experience and strong financial background further enhances Raser's ability to build and manage a world class company. As a small start-up company, we are excited to continue to attract some of the world's finest management. Bill's experience and tenacity are significant assets to our company."

Information on Raser Technologies, Inc. may be found at:
http://www.rasertech.com

Founded in 2001, Raser Technologies believes that its pending patents cover breakthrough electric motor technology. This technology more effectively harnesses one of nature's most useful forms of energy and delivers it in a low cost, lightweight electric drive system for industry, home, and electric vehicles. A list of the potential risk factors that may affect the Company's prospects may be found in the Company's most recent 10K filing dated 30 March, 2004. These risk factors should be read in conjunction with this press release.

This press release may contain forward-looking statements including the Company's beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, realization of customer contracts, strength of the Company's patents, validation of the technology, changes in anticipated earnings of the Company and other factors detailed in the Company's filings with the SEC. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

Contact Information:
Raser Technologies, Inc., Provo
David West, VP Marketing, Raser Technologies, dwest@rasertech.com or call 1-801-765-1200
Michael Dancy, Investor Relations   medancy@allwest.net 801-746-3570